United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 10, 2009

GetFugu, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-143845 (Commission File Number)	20-8658254 (IRS Employer Number)

600 Townsend Street, Suite 129E San Francisco, California (Address of principal executive offices)	94104 Zip Code

(415) 848-8800 (Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 10, 2009, GetFugu, Inc. (the “Registrant”) entered into a Master License Agreement with Health Matrix LLC, a company owned by independent health care professionals with broad and extensive experience in the health care field.  Health Matrix will utilize interactive technologies provided by GetFugu to link health care providers, insurance and pharmaceutical companies, employers and consumers.  The material terms of the license agreement are as follows:

GetFugu and Health Matrix entered into a five-year license agreement under which GetFugu will receive from Health Matrix the greater of (i) 25% of the net income from the license of ARL/VRL/Keywords, or (ii)  $99 per ARL/VRL/Keyword.  In exchange, Health Matrix will receive an exclusive license for GetFugu’s mobile software for doctors, medical groups, health care providers, pharmaceutical companies, biotech companies, health insurers, medical device companies, nutritionists and herbologists worldwide.  Health Matrix has the option to renew the license for two additional five-year periods.

GetFugu will also receive a $5 million non-refundable license fee which will be paid by Health Matrix over the first 12 months of the contract.  Earnings due to GetFugu under the contract will first be applied to this upfront license fee.  GetFugu will also receive 5% of pre-tax profits associated with all Hotspotting transactions initiated by Health Matrix utilizing the GetFugu licensed technology.

Item 7.01 Regulation FD Disclosure.

On September 10, 2009, the Registrant issued a press release announcing a technology license with Health Matrix.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

9.01(d)	Exhibits.

99.1	Press Release issued September 10, 2009, announcing the Registrant’s technology license with Health Matrix.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 16, 2009

GETFUGU, INC.

/s/ Bernard Stolar
Bernard Stolar
President and Chief Executive Officer